ARTHUR ANDERSEN LLP





Report of Independent Public Accountants




To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Power Company ("Consumers") and its wholly-owned subsidiary, Michigan Gas Storage Company) as of June 30, 1996 and 1995, and the related statements of income, common stockholders' equity and cash flows for the three-month, six-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1995, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 26, 1996, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                      ARTHUR ANDERSEN LLP

Detroit, Michigan,
  August 9, 1996.


                                             Consumers Gas Group
                                            Statements of Income
                                                 (Unaudited)


                                                  Three Months Ended   Six Months Ended  Twelve Months Ended
                                                       June 30             June 30             June 30
                                                    1996      1995      1996      1995      1996      1995
                                                                       In Millions, Except Per Share Amounts

OPERATING REVENUE                                 $  207    $  197    $  753    $  679    $1,269    $1,119
                                                  -------   -------   -------   -------   -------   -------
OPERATING EXPENSES
  Operation
    Cost of gas sold                                 106       102       451       383       739       617
    Other                                             46        46        89        92       194       190
                                                  -------   -------   -------   -------   -------   -------
      Total operation                                152       148       540       475       933       807
  Maintenance                                          9         9        18        19        38        37
  Depreciation, depletion and amortization            14        14        51        47        87        80
  General taxes                                       10         9        31        30        55        53
                                                  -------   -------   -------   -------   -------   -------
      Total operating expenses                       185       180       640       571     1,113       977
                                                  -------   -------   -------   -------   -------   -------
PRETAX OPERATING INCOME                               22        17       113       108       156       142

INCOME TAXES                                           6         5        38        36        50        45
                                                  -------   -------   -------   -------   -------   -------
NET OPERATING INCOME                                  16        12        75        72       106        97
                                                  -------   -------   -------   -------   -------   -------
OTHER INCOME (DEDUCTIONS)
  Other income taxes, net                              -         1         -         -         -         -
  Other, net                                          (1)        -        (2)        -        (2)       (1)
                                                  -------   -------   -------   -------   -------   -------
      Total other income (deductions)                 (1)        1        (2)        -        (2)       (1)
                                                  -------   -------   -------   -------   -------   -------
FIXED CHARGES
  Interest on long-term debt                           7         7        15        15        30        30
  Other interest                                       1         1         2         2         6         5
  Capitalized interest                                 -         -         -         -        (1)       (1)
  Preferred dividends                                  2         2         3         3         6         6
                                                  -------   -------   -------   -------   -------   -------
      Net fixed charges                               10        10        20        20        41        40
                                                  -------   -------   -------   -------   -------   -------
NET INCOME                                        $    5    $    3    $   53    $   52    $   63    $   56
                                                  =======   =======   =======   =======   =======   =======
NET INCOME ATTRIBUTABLE TO CMS ENERGY
  SHAREHOLDERS THROUGH RETAINED INTEREST          $    4    $    -    $   40    $    -    $   47    $    -
                                                  =======   =======   =======   =======   =======   =======
NET INCOME ATTRIBUTABLE TO CLASS G SHAREHOLDERS   $    1    $    -    $   13    $    -    $   16    $    -
                                                  =======   =======   =======   =======   =======   =======
AVERAGE CLASS G COMMON SHARES OUTSTANDING              8         -         8         -         8         -
                                                  =======   =======   =======   =======   =======   =======
EARNINGS PER AVERAGE CLASS G COMMON SHARE         $  .16    $    -    $ 1.66    $    -    $ 2.05    $    -
                                                  =======   =======   =======   =======   =======   =======
DIVIDENDS DECLARED PER CLASS G COMMON SHARE       $  .28    $    -    $  .56    $    -    $ 1.12    $    -
                                                  =======   =======   =======   =======   =======   =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                          Statements of Cash Flows
                                                 (Unaudited)


                                                       Six Months Ended        Twelve Months Ended
                                                           June 30                   June 30
                                                          1996       1995        1996        1995
                                                                                       In Millions
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $  53      $  52       $  63       $  56
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization            51         47          87          80
        Capital lease and other amortization                 3          3           5           5
        Deferred income taxes and investment tax credit      8         15           6          16
        Other                                                -          -           1           1
        Changes in other assets and liabilities             36         51           1          57
                                                         ------     ------      ------      ------
          Net cash provided by operating activities        151        168         163         215
                                                         ------     ------      ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures (excludes assets placed under
    capital lease)                                         (53)       (47)       (130)       (128)
  Cost to retire property, net                              (4)        (4)        (10)         (9)
  Other                                                      1         (1)          4          (2)
                                                         ------     ------      ------      ------
          Net cash used in investing activities            (56)       (52)       (136)       (139)
                                                         ------     ------      ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in notes payable, net                           (82)       (72)         (4)        (14)
  Payment of common stock dividends                        (18)       (40)        (36)        (53)
  Payment of capital lease obligations                      (3)        (2)         (6)         (5)
  Proceeds from long-term note                              22          -          22           -
  Contribution from CMS Energy stockholders                  3          -          21           -
  Retirement of bonds and other long-term debt               -         (2)         (6)         (8)
  Repayment of bank loans                                    -          -           -         (85)
  Proceeds from bank loans                                   -          -           -          88
                                                         ------     ------      ------      ------
          Net cash used in financing activities            (78)      (116)         (9)        (77)
                                                         ------     ------      ------      ------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY
  CASH INVESTMENTS                                          17          -          18          (1)

CASH AND TEMPORARY CASH INVESTMENTS, BEGINNING OF PERIOD     5          4           4           5
                                                         ------     ------      ------      ------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD       $  22      $   4       $  22       $   4
                                                         ======     ======      ======      ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                               Balance Sheets


                                                                       June 30                     June 30
                                                                         1996      December 31       1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                                         ASSETS
PLANT (At original cost)
  Plant                                                                 $2,229        $2,169        $2,097
  Less accumulated depreciation, depletion and amortization              1,227         1,179         1,156
                                                                        ------        ------        ------
                                                                         1,002           990           941
  Construction work-in-progress                                             53            55            56
                                                                        ------        ------        ------
                                                                         1,055         1,045           997
                                                                        ------        ------        ------

CURRENT ASSETS
  Cash and temporary cash investments at cost,
    which approximates market                                               22             5             4
  Accounts receivable and accrued revenue, less
    allowances of $1, $2 and $2, respectively (Note 6)                     131            99            66
  Inventories at average cost
    Gas in underground storage                                             109           184           155
    Materials and supplies                                                   9            10            10
  Trunkline settlement                                                      30            30            30
  Deferred income taxes                                                      9             9             4
  Prepayments and other                                                     30            49            27
                                                                        ------        ------        ------
                                                                           340           386           296
                                                                        ------        ------        ------

NON-CURRENT ASSETS
  Postretirement benefits                                                  158           161           158
  Deferred income taxes                                                     13            14             5
  Trunkline settlement                                                      10            25            40
  Other                                                                     58            59            69
                                                                        ------        ------        ------
                                                                           239           259           272
                                                                        ------        ------        ------
TOTAL ASSETS                                                            $1,634        $1,690        $1,565
                                                                        ======        ======        ======







                                                                       June 30                     June 30
                                                                         1996      December 31       1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                    STOCKHOLDERS' INVESTMENT AND LIABILITIES
CAPITALIZATION
  Common stockholders' equity                                           $  377        $  339        $  329
  Preferred stock                                                           78            78            78
  Long-term debt                                                           434           411           425
  Non-current portion of capital leases                                     19            20            17
                                                                        ------        ------        ------
                                                                           908           848           849
                                                                        ------        ------        ------
CURRENT LIABILITIES
  Current portion of long-term debt and capital leases                      21            23            13
  Notes payable                                                             23           105            27
  Accounts payable                                                          82            79            69
  Accrued taxes                                                             44            66            39
  Trunkline settlement                                                      30            30            30
  Accrued refunds                                                           24            20            28
  Accrued interest                                                           8             7             8
  Other                                                                     44            52            38
                                                                        ------        ------        ------
                                                                           276           382           252
                                                                        ------        ------        ------
NON-CURRENT LIABILITIES
  Postretirement benefits                                                  176           175           175
  Regulatory liabilities for income taxes, net                             169           162           150
  Deferred investment tax credit                                            27            28            29
  Trunkline settlement                                                      10            25            40
  Other                                                                     68            70            70
                                                                        ------        ------        ------
                                                                           450           460           464
                                                                        ------        ------        ------

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)


TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                          $1,634        $1,690        $1,565
                                                                        ======        ======        ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                  Statements of Common Stockholders' Equity
                                                 (Unaudited)


                                        Three Months Ended       Six Months Ended      Twelve Months Ended
                                             June 30                 June 30                 June 30
                                         1996        1995        1996        1995        1996        1995
                                                                                               In Millions
COMMON STOCK
  At beginning and end of period       $  184      $  184      $  184      $  184      $  184      $  184
                                       -------     -------     -------     -------     -------     -------
OTHER PAID-IN CAPITAL
  At beginning of period                  128         107         125         107         107         107
  Stockholder's contribution                -           -           3           -          21           -
                                       -------     -------     -------     -------     -------     -------
    At end of period                      128         107         128         107         128         107
                                       -------     -------     -------     -------     -------     -------
RETAINED EARNINGS
  At beginning of period                   69          75          30          26          38          35
  Net income                                5           3          53          52          63          56
  Common stock dividends declared          (9)        (40)        (18)        (40)        (36)        (53)
                                       -------     -------     -------     -------     -------     -------
    At end of period                       65          38          65          38          65          38
                                       -------     -------     -------     -------     -------     -------
TOTAL COMMON STOCKHOLDERS' EQUITY      $  377      $  329      $  377      $  329      $  377      $  329
                                       =======     =======     =======     =======     =======     =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.


                         Consumers Gas Group
               Condensed Notes to Financial Statements


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the business of CMS Energy, see the Notes to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding Class G Common Stock, see
Note 8 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

These financial statements and their related notes should be read along with the financial statements and notes contained in the 1995 Form 10-K of CMS Energy that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings per share for the twelve months ended June 30, 1996 reflect the performance of Consumers Gas Group since the initial issuance of Class G Common Stock in the third quarter of 1995. Class G Common Stock participates in earnings and dividends from the issue date. The earnings
(loss) attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted-average number of shares of Class G Common Stock outstanding.

Earnings (loss) attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income (loss) multiplied by a fraction; the numerator is the weighted-average number of Outstanding Shares during the period, and the denominator is the weighted-average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per-share basis for the six months ended June 30, 1996 are based on 23.72 percent of the earnings of Consumers Gas Group.

Earnings per share are omitted from the statements of income for the periods ended June 30, 1995 since Class G Common Stock was not then part of the equity structure of CMS Energy. For purpose of analysis, following are pro forma data for the six months ended June 30, 1995, and the year ended December 31, 1995, which give effect to the issuance and sale of
7.52 million shares of Class G Common Stock (representing 23.50 percent of the equity attributable to Consumers Gas Group) on January 1, 1994.

                               In Millions, Except Per Share Amounts
                               Actual         Pro Forma    Pro Forma
                     Six Months Ended  Six Months Ended   Year Ended
                              June 30           June 30  December 31
                                 1996              1995         1995

Consumers Gas Group net income  $  53             $  52        $  62

Net income attributable to
 CMS Energy Common Stock
 through Retained Interest      $  40             $  40        $  47

Net income attributable to
 outstanding Class G
 Common Stock                   $  13             $  12        $  15

Average shares outstanding
 of Class G Common Stock        7.662             7.520        7.536

Earnings per share attributable
 to outstanding Class G
 Common Stock                   $1.66             $1.63        $1.93

The portion of Consumers' common dividends attributed to Consumers Gas Group, for periods prior to the July 1995 issuance of Class G Common Stock, have been reflected in the financial statements. These dividend amounts were allocated based on the ratio of Consumers Gas Group's net income to Consumers' consolidated net income after dividends on preferred stock. This ratio was then applied to Consumers' total dividend payments for these periods. Dividends declared on Class G Common Stock following the issuance are also reflected in the financial statements. In July and October 1995, and January and April 1996, the Board of Directors declared quarterly dividends of $.28 per share on Class G Common Stock. In July 1996, the Board of Directors declared a quarterly dividend of $.295 per share on Class G Common Stock.


3:   Rate Matters

For information regarding rate matters directly affecting Consumers Gas Group, see the "Gas Rates" and "GCR Matters" discussions in Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   Commitments and Contingencies

Capital Expenditures: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $130 million for 1996, $120 million for 1997, and $110 million for 1998. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the "Environmental Matters" and "Other" discussions in Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


5:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Consumers Gas Group's other cash flow activities and non-cash investing and financing activities for the periods ended June 30 were:

                                                      In Millions
                             Six Months Ended Twelve Months Ended
                                1996     1995        1996    1995

Cash transactions
  Interest paid
   (net of amounts capitalized) $ 15     $ 16        $ 34    $ 33
  Income taxes paid
   (net of refunds)               30       18          37      33

Non-cash transactions
  Assets placed under
   capital lease                $  -     $  1        $  1    $  4
  Capital leases refinanced        -        -           9       -


6:   Short-Term and Long-Term Financings

Consumers' short-term and long-term financings are discussed in Note 7 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at June 30, 1996 and 1995 is estimated by management to be $56 million and $38 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributed to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. Management believes these allocations are reasonable.

                         Consumers Gas Group
                Management's Discussion and Analysis


In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). Accordingly, this MD&A should be read along with the MD&A in the 1995 Form 10-K of CMS Energy.

CMS Energy is the parent holding company of Consumers and CMS Enterprises Company. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy included and incorporated by reference herein.


Earnings for the Quarters Ended June 30, 1996 and 1995

For the second quarter of 1996, net income for Consumers Gas Group was $5 million, compared with $3 million for the second quarter of 1995. The $2 million increase reflects additional gas revenues from storage facility operations and higher gas deliveries in 1996.


Earnings for the Six Months Ended June 30, 1996 and 1995

Net income for Consumers Gas Group totaled $53 million and $52 million for the six months ended June 30, 1996 and 1995, respectively. The $1 million increase reflects the same benefits as described for the quarter-ended period. Partially offsetting these benefits was the reversal of a previously recorded gas contract contingency in 1995.


Earnings for the 12 Months Ended June 30, 1996 and 1995

Net income for Consumers Gas Group for the 12 months ended June 30, 1996 totaled $63 million, compared with $56 million for the 12 months ended June 30, 1995. The $7 million increase reflects additional gas revenues from storage facility operations and higher gas deliveries, partially offset by higher operating expenses, during the 12 months ended June 30, 1996. Also affecting the comparison of net income for the periods was the reversal, during the 12 months ended June 30, 1995, of previously recorded gas contingencies (see Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein).


Cash Position, Investing and Financing

Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first six months of 1996 and 1995 totaled $151 million and $168 million, respectively. The $17 million decrease primarily reflects changes in the timing of cash payments related to Consumers Gas Group's operations. Consumers Gas Group uses its operating cash mainly to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Investing Activities: Net cash used in investing activities totaled $56 million and $52 million for the first six months of 1996 and 1995, respectively. The $4 million increase resulted from higher capital expenditures.

Financing Activities: Net cash used in financing activities in the first six months of 1996 and 1995 totaled $78 million and $116 million, respectively. The $38 million decrease reflects cash from the sale of Trust Originated Preferred Securities and a reduction in cash used to pay common stock dividends.

In July 1996, Consumers redeemed $36 million of maturing first mortgage bonds. Consumers Gas Group's attributed portion of these matured bonds totaled $8 million.

Other Investing and Financing Matters: Consumers has an agreement permitting the sale of certain accounts receivable for up to $500 million. At June 30, 1996, receivables sold totaled $200 million. Consumers Gas Group's attributed portion of these receivables sold totaled $56 million.

For further information, see CMS Energy's MD&A included and incorporated by reference herein.


Results of Operations

For Consumers Gas Group's results of operations, see "Consumers Gas Group Results of Operations" in CMS Energy's MD&A included and incorporated by reference herein.


Gas Issues

For Consumers Gas Group's discussion of Gas Rate Proceedings, GCR Matters and Environmental Matters, see "Consumers Gas Group Issues" in
CMS Energy's MD&A included and incorporated by reference herein.


Forward-Looking Information

For cautionary statements relating to Consumers Gas Group's forward-looking information, see "Forward-Looking Information" in CMS Energy's MD&A included and incorporated by reference herein.

Capital Expenditures: CMS Energy estimates that capital expenditures for Consumers Gas Group, including new lease commitments, will total $360 million over the next three years.

                                                   In Millions
Years Ended December 31           1996        1997        1998

Gas Utility (a)                   $121        $117        $107
Michigan Gas Storage                 9           3           3
                                  ----        ----        ----
                                  $130        $120        $110
                                  ====        ====        ====

(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

These capital expenditures are estimates prepared for planning purposes and are subject to revision. Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future.

For further information regarding Consumers Gas Group's forward-looking information, see the "Gas Outlook, Competition and Deliveries" and "Forward-Looking Information" discussions in CMS Energy's MD&A included and incorporated by reference herein.